Exhibit 6.5

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made by and among Rodedawg International Industries, Inc., a corporation formed in the State of Nevada, or its assignee (“RWGI” or “Purchaser”), Elixicure, Inc., a corporation formed in the State of California (the “Company”) and those individuals listed below as “Sellers”, shall individually be referred to as a “Party” and collectively as the “Parties”. This Agreement is effective as of May 9th, 2023 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to sell to Purchaser and Purchaser desires to purchase from the Company all assets relating to the business of owning and operating all manufacturing, marketing, distribution and sales of health and wellness products (the “Business”) in exchange for the Company’s shareholders receiving those certain number of shares in RWGI as set forth on Schedule 4.3 (the “RWGI Equity”) (the “Transaction”) subject to the terms and other conditions stated herein;

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, and amended (the “1933 Act”); and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

RECITALS AND DEFINITIONS

1.1 Recitals. The Recitals and definitions set forth above are hereby incorporated by reference into, and made a part of, this Agreement.

1.2 Definitions.

“Closing” and “Closing Date” are defined in Section 4.1.

“Damages” means any and all costs, losses, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (of any nature and whether or not arising out of third-party claims), including, without limitation, attorney fees, interest, penalties, costs of mitigation, defense or settlement.

“Intellectual Property” is defined as Business Intellectual Property in Section 2.1.

“Knowledge” means the actual knowledge of Sellers, after reasonable investigation and due inquiry.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Recipe” means all of the recipes, ingredients lists, blends, mixing instructions and processes used in or to manufacture any food or beverage products of the Company.

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“Regulatory Authorities” means all other regulatory, legal, governmental, or oversight bodies or agencies with actual or apparent authority over the Applications for or issuance / transfer / substitution / possession of the products of the Business.

“Seller(s)” is defined as Company, Messrs. Eyal Kotler, Yaniv Kotler and Ray Thorsky (and may be collectively defined as “Seller”).

“Tax” or “Taxes” means (a) any and all domestic or foreign, federal, state, local or other taxes, levies, fees, imposts, or duties of any kind (together with any and all interest, fines, assessments, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authorities, including, without limitation (i) taxes with respect to income, franchises, windfall or other profits and gross receipts and (ii) real or personal property, sales, use, goods and services, excise, capital stock, employment, unemployment, social security, unclaimed property, payroll, customs duties, transfer, license, branch, utility, severance, production, occupation, premium, workers' compensation or net worth, capital gains and taxes in the nature of excise, withholding, ad valorem or value added whether disputed or not; and (b) any transferee, successor, or similar liability or other obligation of any person in respect of any of the items described in clause (a) of this definition.

ARTICLE II

PURCHASE AND SALE OF CERTAIN ASSETS

2.1 Acquired Assets. At the Closing described in Section 4.1 hereof, Company shall sell, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept assignment and delivery of all of the assets and rights of every nature, kind and description, tangible and intangible, wherever located, that are owned, used or held for use by the Company in or for the Business, as the same shall exist on the Closing Date free and clear of any and all liens, whether or not recorded or perfected, charges, claims, pledges, security interests or other encumbrances, including, without limitation each of the following (the “Acquired Assets”):

(a) all right, title and interest in any intellectual property, and the goodwill associated therewith, used in providing the services and other features of the Business, including but not limited to the Recipes and any other assets described on Schedule 1.1(a) and any related Intellectual Property Rights thereto (collectively, the “Business Intellectual Property”);

(b) all right, title, possession or interest in all items of inventory of the Business, including raw materials, work-in-process, equipment, spare parts, supplies and finished goods, that have been purchased and/or are being used in or held for use in the manufacture of products pursuant to specific purchase orders or agreements, a list of which is set out in Schedule 1.1(b) (the “Inventory”);

(c) any and all cash, all accounts receivables due and owing to Company before the Closing Date;

(d) such Company documents and records relating to the Acquired Assets as have not previously been given to Purchaser prior to the Closing Date and which are reasonably requested by Purchaser after the Closing Date; and

(e) with respect to the Acquired Assets, the rights and benefits of Company under all agreements on ideas, inventions and Confidential Information, executed or existing prior to the Closing Date, to the extent such rights and benefits pertain to the Business Intellectual Property.

ARTICLE III

ASSUMPTION OF CERTAIN LIABILITIES

3.1 No Assumed Liabilities. At the Closing, Purchaser shall assume, undertake and be solely responsible for, and agree to pay, perform, fulfill, discharge and otherwise satisfy only those obligations and liabilities listed on Schedule 3.1, if any. Purchaser will be solely responsible for, and agree to pay, perform, fulfill, discharge and otherwise satisfy those obligations and liabilities arising under the Acquired Assets after the Closing Date (the “Assumed Liabilities”).

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3.2 Excluded Liabilities. Anything in this Agreement to the contrary notwithstanding, Purchaser shall not assume, and Purchaser shall not be deemed to have assumed nor agreed to pay, perform, fulfill or discharge, any contract or agreement (whether written or oral), liability, claims, demands, or causes of action of the Company, the Business, or Sellers or related in any way to the Acquired Assets or other obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) which are not explicitly set forth and identified in Section 3.1 above (the “Excluded Liabilities”), it being acknowledged and agreed by the parties that it is the intention of the parties that all of the foregoing shall be and remain solely the obligations, liabilities and indebtedness of the Company, including but not limited to any liabilities.

ARTICLE IV

CLOSING AND PURCHASE PRICE

4.1 Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place upon the execution and delivery of this Agreement on the Effective Date (the “Closing Date”). Delivery of this Agreement and the documents referred to herein shall be made by electronic document signing or by e-mail in portable document format (“.pdf”) or similar format.

4.2 Transaction. As of Effective Date, Sellers and Company shall duly execute and deliver to Purchaser, this Agreement and all agreements, documents and instruments contemplated hereby in order to transfer the Acquired Assets and Assumed Liabilities to Purchaser (the “Transaction Documents”). In addition, at Closing, Company as may be required to accomplish the purpose hereof, will deliver to Purchaser their admin username(s) and/or password(s), such that as of the Closing Date, all transferred assets and requirements of the Business, shall be effectively transferred to the Purchaser such that the Purchaser shall be able to own and operate the Business as if it were the Company. All of the actions referred to in this Section 4.2 shall be deemed to occur and become effective simultaneously with the execution and delivery of this Agreement, and neither this Agreement nor any of the Transaction Documents shall be deemed to be executed and delivered until all of such agreements, documents, instruments shall have been executed and delivered or waived in writing by both parties.

4.3 Purchase Price. In consideration for and as a condition to the sale by Company to Purchaser of the Acquired Assets, Purchaser shall effective at the Closing: (a) take full and complete possession of the Acquired Assets and (b) issue the RWGI Equity to the Company’s shareholders, as such equity is set forth on Schedule 4.3 (the “Purchase Price”).

4.4 Non-Competition. As a material inducement and consideration for Purchaser to enter into this Agreement, Sellers and Company each agree on their own behalf and their respective Affiliates, worldwide, for one (1) year after the Closing, they will not compete with the Business in any manner.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers and the Company, jointly and severally, hereby represent and warrant to Purchaser, as of the Effective Date, that:

5.1 Authority. Sellers and the Company, have all requisite power and authority to own, hold and dispose of the Acquired Assets and the Business, and to conduct the Business as currently conducted, and to execute and deliver, and consummate the transactions contemplated by, this Agreement and the Transaction Documents, and to carry out all actions required of it pursuant to this Agreement and the Transaction Documents.

5.2 Corporate Approval; Binding Effect. Sellers and Company have obtained all necessary authorizations and approvals from any individual or entity required for the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Transaction Documents has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligations of Sellers enforceable against Sellers and the Company in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity.

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5.3 Non-Contravention. The execution and delivery by Sellers or the Company of this Agreement and the Transaction Documents, where applicable, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate or conflict with any provision of any charter documents of the Company, as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrances upon any of the Acquired Assets or Assumed Liabilities pursuant to: (i) any contract, agreement or instrument to which Company is a party or by which the Acquired Assets is bound; or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority applicable to the Company or the Acquired Assets or by which any of the Acquired Assets is bound.

5.4 No Litigation. There is no and there has not been any action, litigation, claim, investigation or proceeding pending or threatened, against or relating to the Business, the Sellers, or the Company (either as plaintiff or defendant) nor, to Company’s Knowledge, is there any basis for any such action, litigation, claim, investigation or proceeding. Neither Sellers nor Company nor any of their respective affiliates have been named in any order, judgment, decree, stipulation or consent of or with any court or other governmental authority.

5.5 Books and Records. The books and records of Company are true and accurate in all respects.

5.6 Title to Acquired Assets. Company is the lawful owner of, and has good, valid and marketable title to, and/or has the right to use, all of the Acquired Assets, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party. All of the Acquired Assets are free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment (collectively, “Encumbrances”) other than the Assumed Liabilities. At and as of the Closing, the Company will convey the Acquired Assets to Purchaser by deeds, bills of sale, certificates of title and other instruments of assignment and transfer, effective in each case to vest in Purchaser, and Purchaser will have, good, valid and marketable title to, and/or the right to Use, all of the Acquired Assets, free and clear of all Encumbrances other than the Assumed Liabilities.

5.7 Condition of Assets. All Acquired Assets are in good condition and repair, and none of those assets requires any repair or replacement except due to ordinary wear and tear. There are no Encumbrances for taxes or any other liability upon any of the assets of Company nor is any taxing or regulatory authority in the process of imposing any Encumbrances on any of the such assets. There have been no product recalls by Company, nor, to Company’s best Knowledge, have there been any communications by any government or trade organizational entity alleging any concerns or non-compliance or requiring recall by or of the products of the Company.

5.8 Environmental Matters. There are no present or past actions or activities by Company or Sellers that could form the basis of any claim under Environmental Laws against Company. Company and the Business are and have been in compliance with all Environmental Laws, which compliance includes the possession of, and compliance with, all permits required for the operation of the Business under Environmental Laws. There has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or previously owned, leased or otherwise used by Company or at any location at which the Business has been conducted. Company has not received any notice or been subject to any action alleging that Company has violated or has any liability under any Environmental Law. Company has made available to Purchaser current, accurate and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in possession or under control of Sellers or Company, in each case as amended and in effect.

5.9 No Brokers. Neither Sellers nor Company has retained any broker, agent or finder in connection with the transactions contemplated hereby and no person will be entitled to any brokerage or finder’s commission, fee or similar compensation in connection therewith.

5.10 Intellectual Property.

(a) There are no applications, registrations and issuances with respect to the Business Intellectual Property that have not been disclosed to Purchaser.

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(b) The Company is the sole and exclusive owner, with all right, title and interest in and to, all of the Business Intellectual Property, free and clear of any encumbrances or any contractual obligations to pay any compensation or in any other respect, to any Person in respect of or in connection with the Business Intellectual Property. None of the rights of Seller or Company in and to the Business Intellectual Property is subject to any agreement whereby those rights may not be transferable pursuant to this Agreement.

(c) To the best of Company’s Knowledge, none of the reproduction, manufacturing, distribution, licensing, use, sublicensing, exploitation or sale of any Business Intellectual Property or any other Acquired Asset, in accordance with the Business as currently conducted \, infringes on any patent right, copyright, trademark, service mark, trade name, or other intellectual property rights of any Person. To Company’s Knowledge, there is no unauthorized use or disclosure of, infringement or misappropriation of any of the Business Intellectual Property by any third party, employee or former employee.

5.11 Disclosure. No representation or warranty made by Sellers or Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading. All of the documents and information provided to Purchaser by Sellers, Company, or their representatives in connection with Purchaser’s diligence review and analysis of Company’s business are true, correct and complete and do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

5.12 Privacy. No Regulatory Authority has commenced any proceedings, claims, charges, demands, or investigations, and no individual or entity has made any claim, charge, or demand, relating to Company’s privacy policies, notices, statements related to the collection, use, transmission, maintenance, storage, or disclosure of personal data or information, any Laws concerning the privacy and/or security of personally identifiable information that are applicable to Company, or information privacy or data security practices, nor to Sellers’ or Company’s Knowledge, has any such proceeding, claim, charge, demand, or investigation been threatened.

5.13 Conduct of Business. The Company has operated the Business in the ordinary course of business consistent in all material respects with past practices taking into consideration the industry in which the Company operates.

5.14 Financials. To the Company’s Knowledge the books and records of the Seller true, correct and complete and fairly represent the financial condition and assets of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified. All revenues are actual net revenues received by Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1 Incorporation and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.2 Validity and Execution. Purchaser has the requisite right, power and authority to enter into this Agreement and perform its obligations hereunder. All necessary actions of Purchaser have been taken to authorize Purchaser to execute and deliver this Agreement, and this Agreement constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application effecting enforcement of creditors’ rights.

6.3 No Brokers. Purchaser has not retained any broker, agent or finder in connection with the transactions contemplated hereby and no person will be entitled to any brokerage or finder’s commission, fee or similar compensation in connection therewith.

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ARTICLE VII

INDEMNIFICATION

7.1 Sellers and the Company, jointly and severally, shall indemnify and hold RWGI and its successors, licensees and assigns, respective owners, directors, officers, employees, spouses and representatives, harmless from any and all Damages arising out of, resulting from or incident to: (i) any claim that the Business Intellectual Property, any product or Recipe, or the reproduction, manufacturing, distribution, licensing, use, sublicensing or sale thereof, infringes or misappropriates any patent, copyright, trademark, trade secret or other intellectual property or other proprietary right of any Person; (ii) any breach of any of Company or Seller’s representations or warranties or covenants; (iii) any Excluded Liabilities; (iv) liability or obligation relating to the operation of the Business prior to the Closing, (v) any claim or demand regarding the Transaction, including that the Company or Sellers did not have the requisite corporate authority to enter into this Agreement, or (vi) any past management decision related to the Business or the Company.

ARTICLE VIII

CERTAIN COVENANTS; CONSENTS AND ASSIGNMENTS

8.1 Confidential Information. Each Party shall maintain the confidentiality of all Confidential Information in its possession or confidential or proprietary information of Seller with respect to the Acquired Assets and Business that have been assigned, transferred and sold to Purchaser hereunder, including but not limited to this Agreement. The Parties acknowledge that each of them have had access to substantial confidential or proprietary information, including Intellectual Property, processes, lists, data, notes, plans, strategies, files, trade secrets, documents and records, whether in paper or electronic form, relating to the governance, management, operation, or administration of the Company (collectively, “Confidential Information”). The Parties acknowledge and agree that the Confidential Information is sensitive and confidential to the Company and cannot be disclosed publicly except as may be required by law. The Parties represent, warrant, and agree that they have not disclosed or caused to be disclosed, and will not at any time hereafter disclose or cause to be disclosed, to any person or entity any of the Confidential Information.

8.2 Consents to Assignment. If, notwithstanding Seller’s representations and warranties to the contrary, any required third party consents have not been obtained, or if an attempted assignment of any Acquired Assets or Assumed Liabilities would be ineffective or would affect the rights thereunder so that Purchaser would not receive substantially all such rights, then (in addition to all other rights and remedies of Purchaser) Seller shall hold same in trust for the benefit of Purchaser and cooperate with Purchaser, using best efforts, to provide to Purchaser the benefits under any such contract or any Acquired Assets or Assumed Liabilities so long as Purchaser has complied with all terms and conditions of this Agreement required of Purchaser, and Purchaser shall have any claim or right, including enforcement for the benefit of Purchaser, of any and all rights of Seller against a third party thereto arising out of the default or cancellation by such third party or otherwise.

8.3 Further Assurances. The parties agree to take such commercially reasonable steps and execute such other and further documents as may be reasonably necessary or appropriate to cause the terms and conditions contained herein to be carried into effect. Without limiting the generality of the foregoing, Seller agrees to provide best efforts at Purchaser’s reasonable request for the sixty (60) days immediately following the Closing in order to transition the Acquired Assets and the Assumed Liabilities to Purchaser.

ARTICLE IX

GENERAL

10.1 Dispute Resolution. All claims, disputes and other matters in controversy (a “dispute”) arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 10.

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10.2 Mediation. No Party shall commence an arbitration proceeding pursuant to the provisions of Section 10(b) unless that Party first gives a written notice (a “Dispute Notice”) to the other Party(ies) setting forth the nature of the dispute. Prior to the appointment of the arbitrator, and within ten days after delivery of the Dispute Notice, the Parties shall submit the dispute to Judicial Arbitration and Mediation Services (“JAMS”) for mediation. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in promptly scheduling the mediation proceedings. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within 30 days from the date of the submission of the dispute to mediation (or such later date as the Parties may mutually agree in writing), the administration of the arbitration shall proceed forthwith. The mediation may continue, if the Parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a Party from seeking provisional remedies in aid of the arbitration from a court of appropriate jurisdiction, and the Parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

10.3 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement, the Transaction, the Company, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

10.4 Costs and Attorney Fees. If any Party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Party(ies) shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other Party(ies) in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

10.5 Tolling Statute of Limitations. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 10 are pending. The Parties will take such action, if any, required to effectuate such tolling.

10.6 Notices. Unless stated otherwise herein, any notice or other communication required or permitted by this Agreement shall be in writing and shall be: (a) delivered personally or by commercial messenger or courier service; or (b) mailed by U.S. registered or certified mail (return receipt requested) at the Party’s address set forth on the signature page or at such other address as the Party may have previously specified by like notice. Notice is effective upon receipt by the receiving Party.

10.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and there are no inducements, representations, warranties, or understandings that do not appear within the terms and provisions of this Agreement. This Agreement may be modified only by a writing signed by all Parties.

10.8 Parties’ Costs and Fees. The Parties agree to bear their own costs and attorneys’ fees for all matters related to the Transaction and to the negotiation and consummation of this Agreement and the related documents.

10.9 Assignment. No Party may assign this Agreement without prior written consent of the other Parties, said consent shall not be unreasonably withheld, except Purchaser may assign to an Affiliate. Any assignment other than as permitted pursuant to this section shall be void and of no force and effect.

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10.10 No Third-Party Beneficiaries. Nothing contained in this Agreement is intended, nor shall be construed, to create any rights in any person not a Party to this Agreement.

10.11 No Waiver. The failure of any Party to insist upon or enforce strict performance by any other Party of any provision of the Agreement or to exercise any right under the Agreement will not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

10.12 Authorization. Each individual signing this Agreement warrants and represents that he or she has the full authority and is duly authorized and empowered to execute this Agreement on behalf of the Party for which he or she signs.

10.13 Independent Legal Counsel. The Parties acknowledge that they have had enough opportunity to consult with independent legal counsel of their choosing regarding the legal effect of this Agreement and the Releases given herein and that each Party freely and voluntarily enters into this Agreement.

10.14 Severability and Construction. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any Party.

10.15 Interpretation. This Agreement shall be deemed to have been jointly prepared by all of the Parties. No Party or his, her or its counsel shall be deemed to be the drafter of this Agreement for purposes of interpreting, applying, or enforcing it or any of its terms or conditions. The language in all parts of this Agreement shall in all cases be construed and interpreted according to its fair meaning and not strictly construed for or against any Party. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole; (b) references to one gender include all genders; (c) “or” has the inclusive meaning frequently identified with the phrase “and/or;” (d) “including” has the inclusive meaning of the phrases “including but not limited to” and “including, without limitation;” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole; and (f) the terms “dollars” and “$” refer to United States dollars. Section, subsection, exhibit, paragraph, and schedule references are to this Agreement as originally executed unless otherwise specified.

10.16 Binding Effect. This Agreement shall be binding on the Parties, their successors in interest, and present and future subsidiaries, assignees or acquirers, including any acquirer of substantially all of the assets of a Party.

10.17 Counterparts. The Parties may execute this Agreement in two or more counterparts which shall, in the aggregate, be signed by all Parties, all of which together shall constitute one Agreement, and each counterpart shall be deemed an original instrument against any Party who signed it.

10.18 Electronic and Facsimile Signatures. Signatures may be transmitted electronically or by facsimile. The electronic or facsimile transmission of an original signature or a copy thereof on this document, or any counterpart of this document, by any Party or counsel for said Party who has signed this document, or counterpart of this document, to any other Party or counsel for any other Party represents that said document or counterpart has been duly signed and executed. A signature produced by electronic or facsimile transmission shall be deemed an original signature.

10.19 Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by laws of California. Any action relating to or arising out of this Agreement shall be instituted and prosecuted in a court having a situs in California, and the parties hereby expressly consent to the jurisdiction of any court located in California.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR RESPECTIVE ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY CONCERNING THIS AGREEMENT, AND FOR PURPOSES OF INDUCING THEM TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

[SIGNATURE PAGE FOLLOWS]

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The undersigned Parties hereby execute and deliver this Signature Page, which together with the Agreement and all counterparts and signature pages of the other Parties to the Agreement, shall constitute one and the same instrument in accordance with the terms of the Agreement.

AGREED TO AND ACCEPTED:

RODEDAWG INTL. IND., INC.

By:	/s/ Christopher Swartz
Name:	Christopher Swartz
Title:	CEO
Date:	5-9-2023
Address:

AGREED TO AND ACCEPTED:		AGREED TO AND ACCEPTED:

Elixicure, Inc.		Seller: Eyal Kotler

By:	/s/ Yaniv Kotler	By:	/s/ Eyal Kotler
Name:	Yaniv Kotler	Name:	Eyal Kotler
Title:	CEO	Title:	Director
Date:	5-9-2023	Date:	5-9-2023
Address:		Address:

AGREED TO AND ACCEPTED:		AGREED TO AND ACCEPTED:

Seller: Yaniv Kotler		Seller: Ray Thorsky

By:	/s/ Yaniv Kotler	By:	/s/ Ray Thorsky
Name:	Yaniv Kotler	Name:	Ray Thorsky
Title:	Chairman	Title:	Director
Date:	5-9-2023	Date:	5-9-2023
Address:		Address:

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SCHEDULES TO

ASSET PURCHASE AGREEMENT

BY AND AMONG

RODEDAWG INTERNATIONAL INDUSTRIES, INC.,

ELIXICURE, INC., AND THE SELLERS

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SCHEDULE 1.1(a)

BUSINESS INTELLECTUAL PROPERTY

That certain Trademark ELIXICURE number 5632454, registration date December 18, 2018.

All common law trademarks used by the Company, including all rights associated therewith.

All Product Recipes, formulations or similar, past and present.

All brands used by the Company, past or present, including:

Elixicure
G-Roll

Holy Roll
Deltacure
Nutrient CBD

Animalogica

All software, servers, website, product distribution platforms, or networks whether listed below or otherwise, including all usernames and passwords.

Websites

Elixicure.com
ElixicureB2B.com

NutrientCBD.com

Animalogica.com

Plantisin.com
ELXToken.io
Elixicoin.com

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SCHEDULE 1.1(b)

INVENTORY

PACKAGING	ITEM	QUANTITY
Elixicure	8 oz Lavender	6,026
Elixicure	8 oz Original	5,908
Elixicure	2 oz Lavender	7,000
Elixicure	2 oz Original	9,000
Elixicure	1 oz Lavender	11,070
Elixicure	1 oz Original	16,569
Nutrient CBD	Roll On Pain Cream	1,400
Nutrient CBD	Roll On Sports Cream	1,400
Nutrient CBD	Pain Cream Pump	1,400
Nutrient CBD	Sports Cream Pump	1,400
Nutrient CBD	Dropper 1000mg	8,049
Nutrient CBD	Dropper 3000mg	1,988
Elixicure	16 Pack Elixicure Boxes	8,000
Elixicure	Branded Shipping Boxes Large	2,300
Elixicure	Branded Shipping Boxes Small	4,500
Elixicure	Elixicure branded bubble mailers	1,000
Nutrient CBD	Nutrient CBD Branded bubble mailers	10,000

BOTTLES
	8 oz Pump Bottles	5,025
	2 oz Pump Bottles	925
	2 oz Roll On Bottles	800
	2 oz Oval Syrup Bottles	400
	1 oz Dropper Bottles	3,948
	Blue Glass Dropper Bottles	1,440
	1 oz Syrup Bottles	1,000
	1 oz Roll On Bottles	100,800

FINISHED GOODS
Elixicure	1 oz Roll On Original	287
Elixicure	1 oz Roll On Lavender	2,634
Elixicure	2 oz Pump Original	862
Elixicure	2 oz Pump Lavender	1,000
Elixicure	8 oz Pump Original	552
Elixicure	8 oz Pump Lavender	72
Animalogica	1 oz Dropper 1000mg	184
Nutrient CBD	1 oz 1000mg Dropper	1,640
Nutrient CBD	1 oz 3000mg Dropper	128
Animalogica	1 oz 1000mg Dropper	184
Elixicure	Sample Packets Original	1,800
Elixicure	Sample Packets Lavender	3,000
Elixicure	2 pack Sample Packs+ Cards OG	7,500

12

FINISHED GOODS NEEDING TO BE PACKAGED/BOXED
Elixicure	1 oz Original Roll On	6,000
Elixicure	1 oz Lavender Roll On	X
Elixicure	2 oz Original Pump	3,084
Elixicure	2 oz Lavender Pump	400
G-Patches	THC Pain Patches	5,000
Nutrient CBD	Pain Relief Patches	5,000
Nutrient CBD	CBD 60 MG Capsules	10,000

EQUIPMENT
STEEL TABLES	6
STEEL FOLDING TABLES	5
BOSCH WASHER	1
BOSCH DRYER	1
BATH BOMB PRESS	1
ROLLING UTILITY CART	2
ROLLING UTILITY BIN CART	1
INDUCTION HOT PLATES	3
OVERHEAD MIXER	3
20 GALLON SPILL KIT	1
PNEUMATIC FILLING MACHINE	3
25 GALLON PRODUCTION KETTLE	1
INDUSTRIAL OVERHEAD MIXER FOR 25 GAL KETTLE	1
100 GALLON PRODUCTION KETTLE + INDUSTRIAL SONICATOR	1
5 GALLON KETTLES	18
7.5 GALLON KETTLES	3
100 GALLON INDUSTRIAL AIR COMPRESSOR	1
PALLET JACK	1
ELECTRIC BIG JOE LIFT	1
COMMERCIAL PALLET RACKS	7
HUSKY INDUSTRIAL SHELVING RACKS	5
PAPER SHREDDER	1
SHOP VAC	1
PRESSURE WASHER	1
LAB CHILLER	2
INCUBATOR	1
LAB FREEZER	1
LAB REFRIGERATOR	1
ROTO EVAPORATOR	1
FRACTIONAL DISTILLATION APPARTUS	2
CENTRIFUGE	1

13

	LABORATORY HEAT BATH	1
	CATMU AIR COMPRESSOR TESTER	1
	ULINE PALLETS	20
	ROLLING RACKS LARGE WITH COVERS	6
	ROLLING RACKS LARGE	2
	ROLLING RACKS SMALL	6
	DIGITAL SCALE OHAUS	4
	MICRO LABORATORY SCALE	1
	VISCOMETER	1
	HANNA LAB METER PH	1
	OHAUS NON-DIGITAL CLASSIC SCALE	1
	PRODUCTION TRAYS LARGE	35
	PRODUCTION TRAYS MEDIUM	14
	PRODUCTION TRAYS SMALL	87
	LIQUID FILLING MACHINES	3
	LABORATORY HOMOGENIZER AND FITTINGS	1
	55 GALLON DRUM DOLLY	1
	GIPSON PIPETTE SET	1
	A&E ELECTRIC DIGITAL PIPETTE SET	1
	LABEL PRINTER	1
	COPY PAPER	190 REAMS
	ELECTRIC ELEVATING DESK	1
	PRINTERS	3
	OFFICE DESK	1
	ERGONOMIC ROLLING OFFICE CHAIRS	6
	OFFICE COMPUTERS/PC'S	10
	OFFICE LARGE MONITORS	19
	SAMPLE PACKET FILLING AND SEALING MACHINE	1
	Office Steel/metal cabinets	2
	Server and Enclosure	1
	Back up Battery For server	1
	PERSONAL PROTECTIVE EQUIPMENT 4 boxes
	LABORATORY GLASS
	Elixicure 2019 Dodge Ram Van - Balance owed approx.$14,000	1

INGREDIENTS
	LOTION BASE INGREDIENT 275 GALLON TOTES	2
	55 GALLON DRUM FLAX	1
	55 GALLON DRUM FOOD GRADE 100 PROOF ALCOHOL	1
	CITRIC ACID 100 GALLON DRUM	1
	CBD ISOLATE	9 kg
	CALISPINOSA GUM	11 LBS
	LAVENDER ESSENTIAL OIL	25 LBS
	WINTERGREEN ESSENTIAL OIL	20 GAL
	WILLOW BARK	10 GAL
	SEA SALT CONTAINER	5 GAL

14

SCHEDULE 3.1

ASSUMED LIABILITIES

The only lability of the Company that Purchaser is assuming is the vehicle payment associated with that certain Dodge Ram Van listed on Schedule 1.1(b) in the amount of $409.33 per month.

15

SCHEDULE 4.3

PURCHASE PRICE

The Sellers and all other current shareholders of the Company shall receive the following shares of RWGI, representing the Purchase Price:

Yaniv Kotler	2,500,000
Eyal Kotler	2,500,000
Ray Thorsky	2,500,000
John Armstrong	125,000
Anne Brestel	125,000
Jay Brown	500,000
Jeffrey Byrne	250,000
Michael Daily	250,000
John Crosby	125,000
Eric Anderson	125,000
Brendon Kenney	125,000
Zach Baldwin	125,000
Rob Kee	50,000
Tim Brown	50,000
Jerry Wayne Crossett and Mary Lou Crossett Family Trust	15,050
Gary L Beck & Lynette K Beck	40,625
Thomas L Ricketts	56,250
Mark C Bublitz	12,500
Richard Dennis Eshelman	7,500
Laurie & Harry Davis	41,250
Douglas B Fine Revocable Trust	41,667
Stephen Belok	7,500
Lawrence David King	250,000
Michael Horn	10,063
Soraya Dustin	9,375
Paul Menchik	83,334
James P Senstock Revocable Trust	5,000
Steven Yackel	5,000
Jerome Joseph Mader	35,000
David R Best	10,000
Beatrice T Tiritilli	10,000
Harry Buehrle II	5,000
DCLC LLC, David Cotton	10,000
Bruce Cotton	10,000

16

Timothy & Vanessa Murphy	83,334
Michael Ryan Wray	10,000
Marcia Bustos	22,917
Alan L Linoff & Winifred Barry Kinneberg	5,000
Phong Lu	16,667
Doan-Trang Nguyen	9,375
William Bishop Swift & Susan Cole Swift	5,000
Gerald D. Wollert Revocable Living Trust Dated April 4th, 1990	37,850
John Brisbane Logan	6,250
Sharon Rogow	41,667
Mavis J Kolman & Ronaldo Kolman	5,000
Warren R Burns	5,000
Vijay Jaya Pancholy	5,000
Pacific Premier Trust Dale E Jones IRA	5,000
Pacific Premier Trust Bryan J Campbell Inherited Roth IRA	5,000
Pacific Premier Trust Brent W West IRA	12,500
Murphy Family Trust Dated Sept. 26th 2018	25,000
Victor Thomas Yslas	6,250
Michael Joseph Murphy & Kelly Lynn Klunder	15,050
Mark C Bublitz	7,576
Crossett Living Trust	5,000
Greencastle Investment c/o Brianna Castellanos	20,000
Michael Paul Blasetti	5,000
Richard B. Long	3,750
Marty Anthony Frank	25,000
Jeffrey Wayne Tanksley & Carol Jimines Tanksley	3,000
Mirriam Mann	50,000
Jon Andrew Orendain	5,000
Eric John Christensen	20,000
Taylor Christian Wagner Aronson	25,000
Teresa Jue	16,675
Paul M. Griswold Living Trust Dated January 12th 2012	25,000
James Black	7,500
Breanna Marie Campbell	2,500
Arturo Galvan Jr.	6,000
Stephani Fuhrer	83,334
Sherene Jolene Bond-Campbell	5,000
Oliver Pluss	21,429
Suzanne Marie Wiczek	5,000
John Daniel Beck	25,000
John Daniel Beck	151,515
John Daniel Beck	378,788

17

John Daniel Beck	12,500
Fred Andrieni	125,000
James Melad	50,000
Wyatt Brestel	16,667
Micah Stovall	16,667
Brett Owen Frank	25,000
Ryan Kurth	62,500
Lindey C. McDonough	5,000
Woodrow Otis III	10,000
Dennis Prokopos	20,000
Garret Redden	21,429
Christopher John Taylor	17,858
Gregory G. McCall	35,715
Phong Lu	12,500
Rosalie Lu Weber	9,375
Jeremy S Wray	20,000
Global Health Concepts LLC; C/O Elizabeth Shier	7,500
Miranda Lynne Boggess	5,000
Mary Schafer	5,000
Parham Gheysar	2,500
Steve and Marika Sitar	5,000
Monarch3 LLC	30,000
Isaac L. Stock	10,000
Bird Family Trust Dated May 2nd 2019	7,500
Michael & Kelly Murphy	10,000
Joseph Anthony Mandarino	25,000
Lesa M. Haney & David Wayne Gregory	5,000
Shannah Kristen Hays & Ricky Duane Hays	5,000
Gary Brett Gorke & Aerian O'Connor Gorke	12,500
James Ashford	16,667
221B Ingenuity, LLC	750,000
David Michael Bird	5,000
Sean Muth	2,500
Brody Michael Quintana	5,000
Kristen Jo Mames	5,000
Jonathan Bird	10,000
D&G Rhodes Construction Inc. c/o Donald G. Rhodes	7,650
Ava Rose Demers	6,000
Herbert M. Weil	10,000
Irene Kane	5,000

18

Pensco Trust Company LLC Custodian FBO Brent W. West	12,500
Joseph Mackay Spears	2,500
Glenn M. Gardner	11,250
Bryan J. Campbell	5,000
Revocable Trust of William B. Lile and Patricia A. Lile	5,000
Craig A. McKiernan	5,000
Dudley Byron Frank	20,000
Nick James Ostoja Jr.	5,000
Relounge, Inc. (Glenn Wang)	12,500
Robert Todd Wein	28,125
Bharat A Mehta	10,000
David Laverne Lincoln	20,000
William E Enters	7,500
Julia D Gutierrez	2,500
Marilyn Henetz	2,500
Gertrude Gardner, Inc.	6,250
Pacific Premier Trust FBO Dale E Jones Acct Ending in 2521	5,000
Ron S Komen	5,000
Zukerman Estate Trust	7,550
Linda Lou Leibl	5,000
James C Foy	7,500
A.B. Southall	125,000
John Daniel Beck	37,879
John Daniel Beck	22,728

Total number of RWGI Shares issued as Purchase Price:	13,018,351

19